Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Forms S-8 of Cincinnati Bell Inc. and subsidiaries (the “Company”) of our reports dated February 22, 2019, relating to the consolidated financial statements and financial statement schedule of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for revenue from contracts with customers due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, during 2018), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

Form S-8
333-192225
333-192226
333-159160
333-143089
333-204562
333-217839
333-217840
333-226027

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
February 22, 2019